Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-207306) and Form S-8 (No. 333-173647) of Samson Oil & Gas Limited of our report dated July 15, 2016, relating to our audits of the Statements of Revenues and Direct Operating Expenses of properties acquired from Oasis Petroleum, Inc. by Samson Oil & Gas Limited for the nine months ended March 31, 2016 and the year ended June 30, 2015, included in this Current Report on Form 8-K/A.

/s/ Hein & Associates LLP

Denver, Colorado

July 15, 2016